The transactions described in this report involve securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transactions described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

February 14, 2018

Press Release

Company Name: Idemitsu Kosan Co., Ltd.

Representative Director & Chief Executive Officer:

Takashi Tsukioka

(Company Code: 5019, TSE 1st Section)

Contact Person:

Koji Tokumitsu, General Manager, Investor Relations Office, Treasury Department

(Tel: +81-3-3213-9307)

Announcement of the Appointment of Idemitsu Kosan Co., Ltd. Directors to the Showa Shell Sekiyu K.K. Board of Directors

Mr. Daisuke Seki, Executive Vice President and Representative Director, and Mr. Katsumi Saito, former Managing Director, were each appointed as a candidate for the position of Director of Showa Shell Sekiyu K.K. at the board meeting of Showa Shell Sekiyu K.K. held today. These appointments will be made formal at the 106th ordinary general meeting of shareholders of Showa Shell Sekiyu K.K. to be held on March 28, 2018.

Through this dispatch of directors, we are accelerating the business collaboration with Showa Shell Sekiyu K.K. through the Brighter Energy Alliance and business integration efforts.

End